Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Knoll, Inc. 1996 Stock Incentive Plan, Knoll, Inc. 1997 Stock Incentive Plan, Knoll, Inc. 1999 Stock Incentive Plan, Knoll, Inc. Employee Stock Purchase Plan and The Knoll Retirement Savings Plan, of our report dated January 30, 2004, except for the first, second, and third paragraphs of Note 22, as to which the dates are March 30, 2004, November 14, 2004 and November 22, 2004, respectively, with respect to the consolidated financial statements and schedule of Knoll, Inc. included in its Registration Statement (Form S-1 No. 333-118901), filed with the Securities and Exchange Commission.

Philadelphia, Pennsylvania	/s/ Ernst & Young LLP

December 13, 2004